Exhibit 99.2

1 First Quarter 2019 Results Investor Conference Call May 3, 2019 Quaker Chemical Corporation

Risks and Uncertainties Statement Regulation G The attached charts include C ompany information that does not conform to generally accepted accounting principles ( “GAAP”). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consis tent with similar measures provided by other companies. This data should be read in conjunction with the Company’s most recent annual report filed on form 10-K as well as the first quarter earnings news release dated May 2, 2019, which has been furnished to the Securities and Exchange Commission (“SEC”) on Form 8-K and the Company’s Form 10-Q for the period ended March 31, 2019, which has been filed with the SEC. Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including factors related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us. Other factors beyond those discussed in this Report, including those related to the Combination, could also adversely affect us including, but not limited to: the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us; the potential that regulatory authorities may require that we make divestitures in connection with the Combination of a greater amount than we anticipated, which would result in a smaller than anticipated combined business; the risk that a closing condition to the Combination may not be satisfied in a timely manner; risks associated with the financing of the Combination; the occurrence of any event, change or other circumstance that could give rise to a material change in the share purchase agreement; potential adverse effects on Quaker Chemical’s business, properties or operations caused by the implementation of the Combination; Quaker Chemical’s ability to promptly, efficiently and effectively integrate the operations of Houghton and Quaker Chemical; risks related to each company’s distraction from ongoing business operations due to the Combination; and, the outcome of any legal proceedings that may be instituted against the companies related to the Combination. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2018 as well as the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the SEC. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward- looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Mary Dean Hall Vice President, Chief Financial Officer & Treasurer Robert T. Traub Vice President, General Counsel & Corporate Secretary Chart #1

▪ Volume growth of 3% results in relatively flat sales of $211.2 million despite a 5% negative foreign exchange impact and challenging end market conditions ▪ Reported net income of $13.8 million or $1.03 per diluted share ▪ Non - GAAP earnings per diluted share of $1.41 comparable to the prior year despite an approximately $0.06 per diluted share negative foreign exchange impact ▪ Combination with Houghton continues to progress and closing expected in the next couple of months Chart #2 First Quarter 2019 Headlines

Chairman Comments ▪ First Quarter 2019 • Non - GAAP earnings per diluted share of $1.41 comparable to the prior year • Net sales of $211.2 million benefited from increases in volume of 3% and selling price and product mix of 1%, but were offset by a negative impact from foreign currency translation of approximately 5% • Gross margin of 35.9% in Q1’19 increased compared to 35.6% in Q1’18 primarily due to pricing initiatives and the mix of certain products sold • Continued market share gains and incremental gains in gross margin offset declines in our underlying markets and approximately 4% or $0.06 per diluted share of negative foreign exchange ▪ 2019 Outlook • Expect foreign exchange headwinds and market challenges to continue in Q2’19, but also expect more favorable comparisons in the second half of 2019 as the headwinds we faced in Q1’19 began near the end of Q2’18 and gradually worsened throughout 2018 • Expect full year net sales and earnings growth for Quaker despite these market challenges • With respect to the Houghton combination, we expect to receive final regulatory approval and close the combination in the next couple of months Chart #3 “ Overall , I continue to be confident in Quaker’s future and I remain excited for the future benefits we will achieve through our upcoming combination with Houghton. ” – Michael F. Barry

▪ Q1’19 non - GAAP EPS of $1.41 comparable to prior year and adjusted EBITDA decreased slightly to $29.6 million compared to $30.9 million in the prior year primarily due to the negative impact from foreign exchange of approximately 4% or $0.06 per diluted share ▪ Net sales of $211.2 million decreased less than 1% as the benefit from increases in volume of 3% and selling price and product mix of 1% were offset by the negative impact from foreign currency translation of approximately 5% or $9.6 million ▪ Gross profit increased $0.3 million compared to Q1’18 on higher gross margin of 35.9% compared to 35.6% in the prior year primarily due to pricing initiatives and the mix of certain products sold ▪ SG&A increased $1.4 million in Q1’19 primarily due to the impact of higher labor - related costs and professional fees, partially offset by the positive impact from foreign currency translation ▪ Houghton combination - related costs (including interest) totaled $5.3 million or $0.35 per diluted share in Q1’19 compared to $6.1 million or $0.38 per diluted share in Q1'18 ▪ ETR of 26.8% and 29.8% in Q1'19 and Q1'18, respectively, include the impact of certain non - deductible Houghton expenses; ETR without these impacts and other non - core items in each quarter, would have been approximately 24% and 26% for Q1'19 and Q1'18, respectively ▪ Q1’19 net operating cash flow of less than $0.1 million decreased compared to $2.7 million in Q1’18 primarily due to higher cash tax payments as well as an increase in cash payments related to Houghton which more than offset a working capital improvement Financial Highlights First Quarter of 2019 Chart #4

Chart #5 Financial Snapshot ($ in Millions unless otherwise noted) Q1 2019 Q1 2018 Net Sales 211.2 212.1 Gross Profit 75.8 75.4 Gross Margin (%) 35.9% 35.6% SG&A 51.5 50.0 Combination-Related Expenses 4.5 5.2 Operating Income 19.8 20.2 Operating Margin (%) 9.4% 9.5% Non-GAAP Operating Income 24.3 25.4 Non-GAAP Operating Margin (%) 11.5% 12.0% Net Income Attributable to Quaker Chemical Corporation 13.8 12.7 GAAP Earnings Per Diluted Share 1.03 0.95 Non-GAAP Earnings Per Diluted Share 1.41 1.41 Adjusted EBITDA 29.6 30.9 Adjusted EBITDA Margin (%) 14.0% 14.6% Net Cash (Debt) 59.6 17.2 Net Operating Cash Flow 0.0 2.7 Effective Tax Rate ("ETR") (%) 26.8% 29.8%

Chart #6 Continued market share gains drive volume growth despite estimated declines in our underlying markets Product Volume by Quarter and Year in Thousands of Kilograms 100,000 140,000 180,000 220,000 260,000 300,000 30,000 40,000 50,000 60,000 70,000 80,000 Full Year Volume Quarter Volume Quarter Volume Full Year Volume

28.1% 35.0% 35.6% 32.7% 33.8% 35.9% 35.8% 37.7% 37.5% 35.5% 36.0% 25.0% 28.0% 31.0% 34.0% 37.0% 40.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Gross Margin Percentage 35.6% 36.5% 36.5% 35.4% 35.9% 33.0% 34.0% 35.0% 36.0% 37.0% 38.0% Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Gross Margin Percentage Chart #7 Gross margin improvement quarter - over - quarter and sequentially Gross Margin Percentage Trends

FY 2008 – Q1 2019 CAGR: 11.4% +730 Margin bps Adjusted EBITDA* Baseline Historical Performance Chart #8 *Refer to Appendix and non - GAAP reconciliations; recast for changes in adjusted EBITDA presentation in Q1’19.

-$110 -$90 -$70 -$50 -$30 -$10 $10 $30 $50 $70 $90 $110 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Q1 2019 $ Millions Cash ST/LT Debt Net Cash (Debt) Chart #9 Continued strong balance sheet as the Company’s cash exceeded its debt ~ $60 million Balance Sheet Cash and Debt

APPENDIX

Chart #10 Non - GAAP EPS Reconciliation Q1 2019 Q1 2018 GAAP earnings per diluted share 1.03$ 0.95$ Equity (income) loss in a captive insurance company per diluted share (0.03) 0.03 Houghton combination-related expenses per diluted share 0.35 0.38 Pension and postretirement benefit costs, non-service components per diluted share 0.05 0.03 Currency conversion impacts of hyper-inflationary economies per diluted share 0.01 0.02 Non-GAAP earnings per diluted share 1.41$ 1.41$

Chart #11 Non - GAAP Operating Income Reconciliation ($ in thousands unless otherwise noted) Q1 2019 Q1 2018 Operating income 19,829$ 20,231$ Houghton combination-related expenses 4,483 5,209 Non-GAAP operating income 24,312$ 25,440$ Non-GAAP operating margin (%) 11.5% 12.0%

TTM Adjusted EBITDA Reconciliation

($ in thousands unless otherwise noted)

Quaker
It's what's inside that counts.

	I=G+H	H	G=F-D	F	E=C+D	D	C=B-A	B	A
	Trailing Twelve Months Q1 2019	YTD Q1 2019	Last Nine Months 2018	FY 2018	Trailing Twelve Months Q1 2018	YTD Q1 2018	Last Nine Months 2017	FY 2017	YTD Q1 2017
Net income	$ 60,585	$ 13,844	$ 46,741	$ 59,473	$ 26,018	$ 12,732	$ 13,286	$ 20,278	$ 6,992
Depreciation	12,226	3,047	9,179	12,373	12,635	3,194	9,441	12,598	3,157
Amortization	7,300	1,812	5,488	7,341	7,448	1,853	5,595	7,368	1,773
Interest, net *	3,614	776	2,838	4,041	2,428	1,203	1,225	1,358	133
Taxes on income before equity in net income of associated companies	24,423	4,929	19,494	25,050	40,344	5,556	34,788	41,653	6,865
Equity (income) loss in a captive insurance company	(1,684)	(346)	(1,338)	(966)	(1,583)	372	(1,955)	(2,547)	(592)
Houghton combination-related expenses	15,325	4,483	10,842	16,051	26,072	5,209	20,863	29,938	9,075
Pension and postretirement benefit costs, non-service components *	2,605	896	1,709	2,285	4,245	576	3,669	4,235	566
Loss on disposal of held-for-sale asset	-	-	-	-	125	-	125	125	-
Insurance insolvency recovery	(90)	-	(90)	(90)	(600)	-	(600)	(600)	-
Cost streamlining initiative	-	-	-	-	-	-	-	286	286
Gain on liquidation of an inactive legal entity	(446)	-	(446)	(446)	-	-	-	-	-
Currency conversion impacts of hyper-inflationary economies	640	194	446	664	606	218	388	388	-
Adjusted EBITDA	$ 124,498	$ 29,635	$ 94,863	$ 125,776	$ 117,738	$ 30,913	$ 86,825	$ 115,080	$ 28,255
Adjusted EBITDA Margin (%)	14.4%	14.0%	14.5%	14.5%	14.1%	14.6%	13.9%	14.0%	14.5%

* The Company updated its calculation methodology to include the use of interest expense net of interest income compared to the historical use of only interest expense, and also to include the non-service component of the Company's pension and postretirement benefit costs. Prior year amounts have been recast for comparability purposes.

Chart #12

Adjusted EBITDA Reconciliation

($ in thousands unless otherwise noted)

Quaker
It's what's inside that counts.

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Net income	$ 9,833	$ 16,058	$ 32,120	$ 45,892	$ 47,405	$ 56,339	$ 56,492	$ 51,180	$ 61,403	$ 20,278	$ 59,473
Depreciation	10,879	9,525	9,867	11,455	12,252	12,339	12,306	12,395	12,557	12,598	12,373
Amortization	1,177	1,078	988	2,338	3,106	3,445	4,325	6,811	7,009	7,368	7,341
Interest, net *	4,409	4,805	4,024	3,585	3,691	1,936	(170)	961	852	1,358	4,041
Taxes on income before equity in net income of associated companies	4,977	7,065	12,616	14,256	15,575	20,489	23,539	17,785	23,226	41,653	25,050
Equity loss (income) in a captive insurance company	1,299	162	(313)	(2,323)	(1,812)	(5,451)	(2,412)	(2,078)	(1,688)	(2,547)	(966)
Non-cash gain from the purchase of an equity affiliate	-	-	-	(2,718)	-	-	-	-	-	-	-
Equity affiliate out of period charge	-	-	564	-	-	-	-	-	-	-	-
Restructuring expense (credit)	2,916	2,289	-	-	-	-	-	6,790	(439)	-	-
Executive transition costs	3,505	-	-	-	609	-	-	-	-	-	-
Houghton combination-related expenses	-	-	-	-	-	-	-	-	1,531	29,938	16,051
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	-	-	-
Customer bankruptcy costs	-	-	-	-	1,254	-	825	328	-	-	-
Pension and postretirement benefit costs, non-service components *	2,051	5,944	3,880	2,548	3,504	4,040	3,833	3,308	2,302	4,235	2,285
Cost streamlining initiatives	-	-	-	-	-	1,419	1,166	173	-	286	-
Loss on disposal of held-for-sale asset	-	-	-	-	-	-	-	-	-	125	-
Insurance insolvency recovery	-	-	-	-	-	-	-	-	-	(600)	(90)
Non-income tax contingency charge	-	-	4,132	-	-	796	-	-	-	-	-
Change in acquisition-related earnout liability	-	-	-	(595)	(1,737)	(497)	-	-	-	-	-
Mineral oil excise tax refund	-	-	-	-	-	(2,540)	-	-	-	-	-
Gain on liquidation of an inactive legal entity	-	-	-	-	-	-	-	-	-	-	(446)
Currency conversion impacts of hyper-inflationary economies	-	-	322	-	-	357	321	2,806	88	388	664
Adjusted EBITDA	$ 41,046	$ 46,926	$ 68,200	$ 74,438	$ 83,847	$ 92,672	$ 100,225	$ 103,272	$ 106,841	$ 115,080	$ 125,776
Adjusted EBITDA Margin (%)	7.1%	10.4%	12.5%	10.9%	11.8%	12.7%	13.1%	14.0%	14.3%	14.0%	14.5%

* The Company updated its calculation methodology to include the use of interest expense net of interest income compared to the historical use of only interest expense, and also to include the non-service component of the Company's pension and postretirement benefit costs. Prior year amounts have been recast for comparability purposes.

Chart #13

Q1 2019 Q1 2018 Net sales North America 95,253$ 91,820$ EMEA 56,288 62,055 Asia/Pacific 50,527 48,777 South America 9,142 9,403 Total net sales 211,210$ 212,055$ Q1 2019 Q1 2018 Operating earnings, excluding indirect operating expenses North America 20,872$ 20,365$ EMEA 8,782 10,293 Asia/Pacific 13,082 12,142 South America 1,197 635 Total operating earnings, excluding indirect operating expenses 43,933 43,435 Combination-related expenses (4,483) (5,209) Non-operating charges (17,733) (16,039) Depreciation of corporate assets and amortization (1,888) (1,956) Operating Income 19,829$ 20,231$ Chart #14 Segment Performance ($ in thousands)